                                                                      EXHIBIT 11

             PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
           FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 1996 AND 1995

                                                    THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                    ------------------                 -----------------
                                                  MARCH 31,      MARCH 31,          MARCH 31,      MARCH 31,
                                                  ---------      ---------          ---------      ---------
                                                    1996           1995               1996           1995
                                                    ----           ----               ----           ----
PRIMARY EARNINGS PER SHARE

Common shares outstanding                         13,146,287     13,085,275         13,109,70      12,932,336

Assumed exercise of certain stock options            400,286         60,186            292,41         196,880
                                                ------------   ------------       -----------    ------------

                                                  13,546,573     13,145,461         13,402,12      13,129,216
                                                ============   ============       ===========    ============
Income (loss) from continuing
operations (in thousands)                       $     (4,660)  $      2,138       $     (2,16)   $      3,553

Discontinued operations, net (in thousands)           (7,162)           126             (8,91)           (810)
                                                ------------   ------------       -----------    ------------
Net income (loss) (in thousands)                $    (11,822)  $      2,264       $    (11,07)   $      2,743
                                                ============   ============       ===========    ============

Primary income (loss) per share continuing      $      (0.35)  $       0.16       $      (0.1)   $       0.27
Primary income (loss) per share discontinued           (0.54)          0.01              (0.6)          (0.06)
                                                ------------   ------------       -----------    ------------
Net income (loss) per share                     $      (0.89)  $       0.17       $      (0.8)   $       0.21
                                                ============   ============       ===========    ============
FULLY DILUTED EARNINGS PER SHARE

Common shares outstanding                         13,146,287     13,085,275         13,109,70      12,932,336
Assumed exercise of certain stock options            400,286         64,747            346,23         205,104
Assumed conversion of convertible
debentures                                              --             --                 --             --
                                                ------------   ------------       -----------    ------------
                                                  13,546,573     13,150,022         13,455,94      13,137,440
                                                ============   ============       ===========    ============
Income (loss) from continuing
operations (in thousands)                       $     (4,660)  $      2,138       $     (2,16)   $      3,553
Discontinued operations, net (in thousands)           (7,162)           126             (8,91)           (810)
                                                ------------   ------------       -----------    ------------
Net income (loss) per share (in thousands)           (11,822)         2,264            (11,07)          2,743
Reduction in interest expense
following conversion                                    --             --                 --             --
                                                ------------   ------------       -----------    ------------
Revised net income (loss) (in thousands)        $    (11,822)  $      2,264       $    (11,07)   $      2,743
                                                ============   ============       ===========    ============

Fully diluted income (loss) per share           $   (0.89)(1)  $       0.17(1)    $    (0.85)(1) $      0.21(1)
                                                ============   ============       ============   ============

1 Convertible debentures have not been assumed converted for the fully diluted earnings per share as the effect would be anti-dilutive. Had the convertible debentures been included, the number of shares would have been increased by 3,450,000 to 16,996,573 and 16,600,022 for the three months ended March 31, 1996 and 1995, respectively, and by 3,450,000 to 16,905,943 and 16,587,440 for the nine months ended March 31, 1996 and 1995, respectively.

     As a result of reduced interest expense following conversion, the increase to net income (or decrease to net loss) would have been $647,000 for the three months ended March 31, 1996 and 1995, respectively, and $1,941,000 for the nine months ended March 31, 1996 and 1995, respectively. These adjustments would have resulted in fully diluted earnings per share of ($0.82), $0.18, ($0.54) and $0.28 for the three months ended March 31, 1996 and 1995 and the nine months ended March 31, 1996 and 1995, respectively.